SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Neuberger Berman Next Generation Connectivity Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ISS Supports Saba Capital’s Nominee at Neuberger Berman Municipal Fund and Neuberger Berman Next Generation Connectivity Fund

Recommends NBH and NBXG Shareholders Vote FOR the Election of Saba Nominee Paul Kazarian on the GOLD Proxy Card

Concludes Saba “Has Presented a Compelling Case for Change” at Both Funds

NEW YORK--(BUSINESS WIRE)--Saba Capital Management, L.P. (together with certain of its affiliates, “Saba”

or “we”), the largest shareholder of the Neuberger Berman Municipal Fund (NYSE: NBH) and the Neuberger Berman Next Generation Connectivity Fund (NYSE: NBXG) (collectively, the “Funds”), today announced that Institutional Shareholder Services Inc. (“ISS”) has recommended NBH and NBXG shareholders elect Saba’s director candidate, Paul Kazarian, to the Funds’ Boards of Directors (the “Boards”) at the 2024 Joint Annual Meeting of Shareholders.

In its full report on NBH, ISS affirmed Saba’s case for boardroom change, citing deficiencies in NBH’s governance, performance and fees:[1]

•	“… NBH has experienced significant deterioration in [its NAV discount], and now trades at a wider discount than the peers it once consistently outperformed.”

•	“…NBH delivered negative returns and underperformed both peers and its benchmark over all measurement periods prior to the public entrance of the dissident.”

•	“Despite delivering below-market performance, NBH has an above-market expense ratio.”

•	“[T]he corporate governance structure provides shareholders with little reason to have faith in the board.”

•	“Dissident nominee Paul Kazarian is independent, has meaningful CEF experience, and would impart the perspective of a large shareholder, all of which would be additive at this juncture. As such, a vote FOR dissident nominee Paul Kazarian on the dissident GOLD card is warranted.”

In its full report on NBXG, ISS also noted concerns with NBXG’s performance and its Board’s decision-making:[2]

•         “There are clear concerns in nearly all areas of performance.”

•         “NBXG has generally traded at a NAV discount in excess of 15 percent, and has fared worse than peers over all measurement periods.”

•         “The board's willingness to brazenly ignore the will of shareholders is just further evidence in support of a case for change.”

•         “[N]ot only is the board classified, but the fund has a majority vote standard for both uncontested and contested elections.”

•         “[The] fund was not only willing to disenfranchise shareholders by actively opting into the [Maryland Control Share Acquisition Act], but is now apparently unwilling to remove ambiguity about the applicability of the provision.”

Paul Kazarian, Partner and Portfolio Manager of Saba, commented:

______________________________

1 Permission to quote ISS was neither sought nor obtained.

2 Permission to quote ISS was neither sought nor obtained.

“We are pleased that ISS agrees change is urgently needed in both NBH and NBXG’s boardrooms. For far too long, these Funds have delivered underwhelming returns for shareholders while trading at excessive discounts to NAV. To make matters worse, the Funds’ Boards have demonstrated a consistent disregard for shareholders’ rights by instituting several of the most unacceptable governance practices. As the Funds’ largest shareholder, we will bring the necessary ownership mentality and much-needed accountability to the NBH and NBXG Boards to address the Funds’ persistent trading discounts and prioritize the best interest of all shareholders.”

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners

Charlotte Kiaie / Kate Sylvester, 646-386-0091

ckiaie@longacresquare.com / ksylvester@longacresquare.com